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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



    We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Firsthand Funds and to the use of our report dated January 19, 2001 on the financial statements and financial highlights of The Technology Value Fund, The Technology Leaders Fund, The Technology Innovators Fund, The Communications Fund, The e-Commerce Fund, and Global Technology Fund, each a series of shares of the Firsthand Funds. Such financial statements and financial highlights appear in the 2000 Annual Report to Shareholders, which is incorporated by reference in the Registration Statement.


                                          TAIT, WELLER & BAKER


Philadelphia, Pennsylvania
April 19, 2001